Exhibit 99.1

DATE: August 6, 2009

FOR IMMEDIATE RELEASE

Eastern Insurance Holdings, Inc. Announces Second Quarter 2009 Results

Lancaster, Pa. – Eastern Insurance Holdings, Inc. (“EIHI”) (NASDAQ: EIHI) today reported earnings for the three months ended June 30, 2009. EIHI reported net income of $3.0 million, or $0.32 per diluted share, for the second quarter of 2009, compared to net income of $1.5 million, or $0.16 per diluted share, for the same period in 2008. EIHI’s diluted book value per share was $14.82 as of June 30, 2009 compared to $14.13 as of December 31, 2008, an increase of $0.69 per share or 4.9 percent.

“I am pleased to report strong results in our operating segments for the second quarter of 2009, despite a continuing difficult economic environment,” said Bruce M. Eckert, Chief Executive Officer. “Our combined ratio for the three months ended June 30, 2009 in our workers’ compensation insurance and group benefits insurance segments were 84.9 percent and 99.0 percent, respectively, and our consolidated combined ratio was 95.2 percent. Our favorable results were driven by solid growth in workers’ compensation insurance direct written premiums, improved workers’ compensation reinsurance terms, aggressive expense management initiatives and disciplined underwriting in an environment with high unemployment. Second quarter, year over year workers’ compensation insurance direct written premium increased by 10.5 percent to $24.9 million as a result of solid premium renewal retention ratios, new business writings in the Southeast and the acquisition of Employers Security Insurance Company in September 2008. Additional premium received as a result of payroll audits remained positive during the quarter and aggregated approximately $352,000 for the six months ended June 30, 2009. Competitive pressures remain strong across all geographic sectors, however, again during the quarter, we were able to place 90.0 percent of our policies into non-dividend paying plans. Reported and open lost-time workers’ compensation claims were in line with the previous years’ second quarter claims. Our extensive claims management and cost containment initiatives continue to successfully manage medical inflation. Also, we believe our strong claim closing patterns mitigate the negative effects of recessionary employment trends. We did experience favorable loss reserve development from accident years prior to 2009 in the amount of $750,000 for the three months ended June 30, 2009 in our workers’ compensation insurance segment. The results in our group benefits insurance segment improved in the second quarter of 2009 driven primarily by the return to normalcy of our life loss ratio. We continue to produce solid new sales in the group benefits insurance segment and prioritize bottom-line underwriting profitability over top-line growth. I was particularly pleased with the responsiveness of our group benefits team to opportunities presented by a market dislocation in the Southeast. As I previously reported, we recently revisited all areas of expenses during the first and second quarters of 2009. I am very pleased to report that our consolidated expense ratio decreased to 32.8 percent for the three months ended June 30, 2009 compared to 34.6 percent for the same period in 2008.”

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 6, 2009

Eckert added, “Our diluted book value per share increased to $14.82 per share during the second quarter of 2009 driven by favorable operating results and an increase in after-tax accumulated other comprehensive income related to our investment portfolio of $3.5 million. We continue to execute on our 2009 strategic initiatives, including geographic expansion of our workers’ compensation insurance products and the implementation of ParallelPay, our “pay-as-you-go” workers’ compensation insurance product. Direct written premium from our ParallelPay product contributed to our solid year-over-year growth adding $1.6 million during the second quarter of 2009, the initial quarter this product was offered. This product continues to be favorably received by the marketplace. We are now licensed to write business in 23 states and are currently evaluating new territories to expand our very profitable workers’ compensation insurance business.”

Consolidated highlights for the second quarter include:

•

Revenue for the second quarter of 2009 increased to $36.2 million, compared to $36.1 million for the same period in 2008. The increase in revenue is due primarily to an increase in net premiums earned and income from limited partnerships, offset by a decrease in investment income and a change from net realized investment gains in 2008 to net realized investment losses in 2009;

•

Net premiums earned increased $800,000 to $34.0 million in the second quarter of 2009 from $33.2 million during the same period in 2008. Net premiums earned increased 2.4 percent due primarily to the growth in workers’ compensation insurance premium and the acquisition of Employers Security Insurance Company partially offset by the termination of the reinsurance treaty effective July 1, 2008 that comprised the run-off specialty reinsurance segment;

•

Net investment income decreased $700,000 to $1.7 million ($1.3 million after-tax) for the three months ended June 30, 2009, compared to $2.4 million ($1.7 million after-tax) for the same period in 2008. he decrease in net investment income is due primarily to a decrease in overall invested assets;

•

The change in equity interest in limited partnerships increased $801,000 to income of $444,000 ($302,000 after-tax) for the three months ended June 30, 2009, compared to a loss of $357,000 ($232,000 after-tax) for the same period in 2008;

•

Net realized investment losses, excluding the segregated portfolio cell reinsurance segment, were $209,000 ($220,000 after-tax) for the three months ended June 30, 2009, compared to net realized investment gains of $385,000 ($250,000 after-tax) for the same period in 2008. Net realized investment losses for the three months ended June 30, 2009 include $1.5 million ($1.0 million after-tax) of other-than-temporary impairments, primarily on equity securities;

•

$750,000 ($488,000 after-tax) of favorable loss reserve development on prior accident years was recorded in the workers’ compensation insurance segment for the three months ended June 30, 2009, compared to $1.0 million ($650,000 after-tax) for the same period in 2008; and

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 6, 2009

•	After-tax intangible asset amortization expense of $281,000 was recorded for the three months ended June 30, 2009, compared to $213,000 for the second quarter of 2008.

Weighted average fully diluted shares considered outstanding used to calculate diluted earnings per share for the three months ended June 30, 2009 and 2008 consisted of the following:

	2009	2008
Shares issued on June 16, 2006	10,603,548	10,603,548
Weighted average ESOP shares	218,106	143,357
Weighted average restricted stock shares	98,779	91,699
Weighted average treasury shares purchased	(2,091,757)	(1,941,263)
Weighted average stock warrants exercised[1]	180,291	—
Stock warrants[1]	—	306,099

Total	9,008,967	9,203,440

Segment Operating Results

Workers’ Compensation Insurance

EIHI’s workers’ compensation insurance segment reported net income of $2.1 million for the second quarter of 2009, compared to $3.0 million for the second quarter of 2008. Highlights for the second quarter include:

•	Direct written premiums increased to $24.9 million for the three months ended June 30, 2009, compared to $22.5 million for the same period in 2008, an increase of 10.5 percent;

•	Net premiums earned increased to $18.9 million for the second quarter of 2009, compared with $15.4 million for the second quarter of 2008, an increase of 22.7 percent;

•

Audit premium, which results from an examination of the policyholders’ payroll and other records, resulted in the Company recording additional premium of $69,000 for the second quarter of 2009, compared to return premium to policyholders of $163,000 for the same period in 2008;

•

Net investment income was $817,000 for the second quarter of 2009, compared to $944,000 for the same period in 2008. The decrease in net investment income is due primarily to a decrease in the invested asset base;

[1]

306,099 warrants were outstanding as of January 1, 2009 of which 244,879 warrants were earned. The remaining 61,220 warrants will not be earned. On March 10, 2009, the 244,879 warrants were exercised. EIHI retained 64,588 warrants as payment of the exercise price.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 6, 2009

•	The change in equity interest in limited partnerships was income of $274,000 for the three months ended June 30, 2009, compared to a loss of $480,000 for the same period in 2008;

•	After-tax net realized investment losses of $524,000 were recorded for the three months ended June 30, 2009, compared to after-tax net realized investment gains of $4,000 for the same period in 2008;

•	The combined ratio was 84.9 percent for the second quarter of 2009, compared to 74.2 percent for the same period last year;

•

The accident year loss and LAE ratio was 64.5 percent and 58.0 percent for the three months ended June 30, 2009 and 2008, respectively. For the three months ended June 30, 2009, $750,000 of favorable loss reserve development on prior accident years was recorded, which decreased the 2009 loss ratio by 4.0 percentage points compared to favorable loss reserve development on prior accident years of $1.0 million in the second quarter of 2008, which decreased the 2008 loss ratio by 6.5 percentage points; and

•

The expense ratio was 25.4 percent for the three months ended June 30, 2009, compared to 23.6 percent for the same period in 2008. The increase in the expense ratio is primarily due to increased corporate expense allocations from EIHI, start-up costs associated with EIHI’s expansion into the Southeast and the Company’s state licensing initiatives.

Segregated Portfolio Cell Reinsurance

As previously reported, the segregated portfolio cell reinsurance segment has fifteen active programs, which produce fee-based revenue for EIHI’s other business segments. Prospecting activity in this segment has increased despite current economic trends, largely as a result of our expansion into the Southeast and Midwest markets.

Group Benefits Insurance

EIHI’s group benefits insurance segment reported net income of $977,000 for the three months ended June 30, 2009, compared to $676,000 for the same period in 2008. Highlights for the second quarter include:

•	Net premiums earned were $8.9 million for the second quarter of 2009, compared to $9.1 million in 2008;

•

Net investment income was $415,000 for the second quarter of 2009, compared to $694,000 for the second quarter of 2008. The decrease in net investment income is due primarily to a decrease in the invested asset base;

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 6, 2009

•	The change in equity interest in limited partnerships was income of $131,000 for the three months ended June 30, 2009, compared to income of $73,000 for the same period in 2008;

•	After-tax net realized investment gains of $540,000 were recorded for the three months ended June 30, 2009, compared to $14,000 for the same period in 2008;

•	The combined ratio was 99.0 percent for the second quarter of 2009, compared to 98.4 percent for the same period last year;

•

The calendar year loss and LAE ratio was 66.8 percent for the three months ended June 30, 2009, compared to 69.1 percent for the same period in 2008. The decrease in the calendar year loss and LAE ratio is primarily due to a decrease in the life accident year loss ratio reflective of a reduction in death claims; and

•	The expense ratio was 32.2 percent for the three months ended June 30, 2009, compared to 29.3 percent for the same period in 2008.

Run-Off Specialty Reinsurance

Prior to July 1, 2008, business in the run-off specialty reinsurance segment was assumed through participation in a reinsurance treaty with an unaffiliated ceding company related to an underground storage tank insurance program, referred to as “EnviroGuard,” and a non-hazardous waste transportation product, referred to as “EIA Liability.” Effective July 1, 2008, EIHI terminated the reinsurance treaty that comprised the run-off specialty reinsurance segment.

EIHI’s run-off specialty reinsurance segment reported net income of $6,000 for the second quarter of 2009, compared to a net loss of $1.1 million for the same period last year. Highlights for the second quarter include:

•

Net premiums earned were $224,000 for the second quarter of 2009, compared to $3.1 million in 2008. The decrease in net premiums earned is due to the July 1, 2008 termination of the reinsurance treaty that comprised the run-off specialty reinsurance segment;

•	Net investment income was $169,000 for the three months ended June 30, 2009, compared to $313,000 for the same period last year;

•	The change in equity interest in limited partnerships was income of $39,000 for the three months ended June 30, 2009, compared to income of $50,000 for the same period in 2008; and

•

After-tax net realized investment losses of $241,000 were recorded for the three months ended June 30, 2009, compared to after-tax net realized investment gains of $114,000 for the same period in 2008.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 6, 2009

Corporate and Other

The corporate and other segment primarily includes corporate expenses and EIHI’s third party administration business. The corporate and other segment recorded a net loss of $108,000 for the three months ended June 30, 2009, compared to $1.0 million for the same period in 2008. 2009 net income includes the reversal of a deferred tax valuation allowance for realized and unrealized capital losses of $438,000, which increased net income for the three months ended June 30, 2009.

Financial Condition

Total assets were $386.6 million as of June 30, 2009. Shareholders’ equity was $143.9 million as of June 30, 2009. As of June 30, 2009, EIHI’s book value per share and diluted book value per share were $14.85 and $14.82, respectively. Outstanding shares used to calculate book value per share and diluted book value per share were 9,691,257 and 10,340,445, respectively, as of June 30, 2009. The basic book value per share calculation includes the impact of restricted stock awards of 251,675 shares and warrants exercised of 180,291. The diluted book value per share calculation includes the additional impact of stock options to purchase 649,188 common shares, which have a weighted average exercise price of $14.36.

Conference Call with Investors

EIHI will hold a conference call with investors beginning at 10:00 a.m. Eastern Time on Friday, August 7, 2009 to review the Company’s 2009 second quarter results. The conference call will be available via a live webcast accessed through the Investor Relations section of www.easterninsuranceholdings.com. The dial-in numbers for the conference call are as follows:

Live Call

800-860-2442 (Domestic)

412-858-4600 (International)

A replay of the conference call will be available through August 17, 2009, at 877-344-7529 (domestic) and 412-317-0088 (international). The replay conference number for the conference call is 432400. An online archive of the webcast will be available on the Investor Relations section of www.easterninsuranceholdings.com.

Consolidated Financial Results

Set forth in the tables below are the unaudited consolidated balance sheets as of June 30, 2009 and December 31, 2008 and unaudited statements of income for the three and six months ended June 30, 2009 and 2008.

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 6, 2009

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands, except share and per share data)

	June 30 2009	December 31 2008
ASSETS
Investments:
Fixed income securities, at estimated fair value (amortized cost, $163,108; $180,102)	$167,111	$183,136
Convertible bonds, at estimated fair value (amortized cost, $14,914; $13,783)	14,708	12,346
Equity securities, at estimated fair value (cost, $19,015; $22,287)	19,015	17,162
Other long-term investments, at estimated fair value (cost, $10,607; $10,586)	9,333	9,519

Total investments	210,167	222,163
Cash and cash equivalents	68,539	52,875
Accrued investment income	1,616	2,058
Premiums receivable (net of allowance, $583; $581)	36,146	29,615
Reinsurance recoverable on paid and unpaid losses and loss adjustment expenses	27,590	29,637
Deferred acquisition costs	6,936	5,760
Deferred income taxes, net	5,555	6,281
Federal income taxes recoverable	439	16
Intangible assets	8,313	9,179
Goodwill	10,752	10,752
Other assets	10,566	8,975

Total assets	$386,619	$377,311

LIABILITIES
Reserves for unpaid losses and loss adjustment expenses	$155,349	$159,117
Unearned premium reserves	50,086	42,365
Advance premium	1,523	1,594
Accounts payable and accrued expenses	12,424	13,136
Ceded reinsurance balances payable	6,881	6,886
Federal income taxes payable	—	—
Benefit plan liabilities	499	497
Segregated portfolio cell dividend payable	13,947	13,140
Loan payable	1,963	2,439

Total liabilities	$242,672	$239,174

SHAREHOLDERS’ EQUITY
Series A preferred stock, par value $0, auth. shares – 5,000,000; no shares issued and outstanding	—	—
Common capital stock, par value $0, auth. shares – 20,000,000; issued – 11,783,014 and 11,602,723, respectively; outstanding – 9,691,257 and 9,512,366, respectively	—	—
Unearned ESOP compensation	(5,235)	(5,606)
Additional paid in capital	112,350	111,772
Treasury stock, at cost (2,091,757 and 2,090,357 shares, respectively)	(32,666)	(32,655)
Retained earnings	68,376	66,492
Accumulated other comprehensive loss, net	1,122	(1,866)

Total shareholders’ equity	143,947	138,137

Total liabilities and shareholders’ equity	$386,619	$377,311

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 6, 2009

EASTERN INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

UNAUDITED STATEMENTS OF INCOME

(Unaudited, in thousands, except share and per share data)

	Three Months Ended		Six Month Ended
	June 30, 2009	June 30, 2008	June 30, 2009	June 30, 2008
Revenue:
Net premiums earned	$34,018	$33,242	$67,756	$66,245
Net investment income	1,727	2,430	3,672	4,995
Change in equity interest in limited partnerships	444	(357)	277	(308)
Net realized investment gains	(140)	598	(1,739)	305
Other revenue	124	139	363	355

Total revenue	36,173	36,052	70,329	71,592

Expenses:
Losses and loss adjustment expenses incurred	21,297	20,698	43,884	40,413
Acquisition and other underwriting expenses	4,376	4,716	8,956	9,636
Other expenses	6,344	6,466	12,876	12,529
Amortization of intangible assets	433	328	866	656
Policyholder dividends	(62)	(9)	123	(72)
Segregated portfolio dividend expense	87	1,639	(652)	2,573

Total expenses	32,475	33,838	66,053	65,735

Income before income taxes	3,698	2,214	4,276	5,857

Income tax expense	721	711	1,854	1,780

Net income	$2,977	$1,503	$2,422	$4,077

Earnings per share (EPS):
Basic shares outstanding	9,008,967	8,854,976	8,931,101	9,140,295
Basis EPS	$0.32	$0.17	$0.27	$0.44

Diluted shares outstanding	9,008,967	9,203,440	9,046,738	9,496,135
Diluted EPS	$0.32	$0.16	$0.26	$0.42

Eastern Insurance Holdings, Inc. Quarterly Earnings Release

August 6, 2009

Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “project,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other similar terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. No assurance can be given that management’s expectations, beliefs or projections will occur or be achieved or accomplished. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M. Best rating of our insurance subsidiaries; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our growth strategies and investment objectives; the further deterioration in the fixed income and equity security markets, the effects of intense competition; the loss of one or more principal employees; the geographic concentration of our business; the failure of independent insurance brokers to adequately market our products; and other factors described in our filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

###

SOURCE:	Eastern Insurance Holdings, Inc.
CONTACT:	Kevin Shook, Treasurer and Chief Financial Officer
(717) 735-1660, kshook@eains.com